RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

The information in this pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion:
Dated October 2, 2013

to the Product Prospectus Supplement FIN-1 Dated July
25, 2013, Prospectus Dated July 23, 2013, and Prospectus
Supplement Dated July 23, 2013
$ ______________ Redeemable Step Up Notes, Due October 23, 2025 Royal Bank of Canada

Royal Bank of Canada is offering the Redeemable Step Up Notes (the “Notes”) described below.

The CUSIP number for the Notes is 78010UCX3.

The Notes will accrue interest at the following rates during the indicated year of their term:

•	Years 1-5:	3.00% per annum

•	Years 6-10:	4.00% per annum

•	Years 11-12:	5.00% per annum

We will pay interest on the Notes on April 23rd  and October 23rd  of each year (each an “Interest Payment Date”), commencing on April 23, 2014.

We may call the Notes in whole, but not in part, on October 23, 2018, October 23, 2023 and October 23, 2024 upon 10 business days’ prior written notice. Any payments on the Notes are subject to our credit risk.

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated July 23, 2013, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement FIN-1 dated July 25, 2013 and “Additional Risk Factors” on page P-5 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

RBC Capital Markets, LLC will offer the Notes at a public offering price equal to the principal amount, and will purchase the Notes from us on the Issue Date at a purchase price that is expected to be 98.00% of the principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-5 below.

To the extent that the total aggregate principal amount of the Notes being offered by this pricing supplement is not purchased by investors in the offering, one or more of our affiliates may purchase the unsold portion. However, our affiliates will not purchase more than 15% of the principal amount of the Notes.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on or about October 23, 2013, against payment in immediately available funds.

RBC Capital Markets, LLC

Redeemable Step Up Notes, Due October 23, 2025

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement FIN-1, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series F

Underwriter:	RBC Capital Markets, LLC

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess of $1,000

Pricing Date:	October ●, 2013

Issue Date:	October 23, 2013

Maturity Date:	October 23, 2025

CUSIP:	78010UCX3

Type of Note:	Step Up Note

Interest Rate:	Years 1-5:	3.00% per annum

	Years 6-10:	4.00% per annum

	Years 11-12:	5.00% per annum

Interest Payment Dates:
Semi-annually, on April 23rd and October 23rd of each year, commencing on April 23, 2014. If an Interest Payment Date is not a New York business day, interest shall be paid on the next New York business day, without adjustment for period end dates and no interest shall be paid in respect of the delay.

Redemption:	Redeemable at our option.

Call Dates:	The Notes are callable, in whole, but not in part, on October 23, 2018, October 23, 2023 and October 23, 2024 upon 10 business days’ prior written notice.

Survivor’s Option:	Applicable. See “General Terms of the Notes—Survivor’s Option” beginning on page PS-17 of the product prospectus supplement FIN-1 dated July 25, 2013.

U.S. Tax Treatment:
Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement FIN-1 dated July 25, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and specifically the discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Where the term of your notes will exceed one year—Fixed Rate Notes, Floating Rate Notes, Inverse Floating Rate Notes, Step Up Notes, Leveraged Notes, Range Accrual Notes, Dual Range Accrual Notes and Non-Inversion Range Accrual Notes,” and “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Where the term of your notes will exceed one year—Sale, Redemption or Maturity of Notes that Are Not Treated as Contingent Payment Debt Instruments,” which apply to your Notes.

Calculation Agent:	RBC Capital Markets, LLC

RBC Capital Markets, LLC

Redeemable Step Up Notes, Due October 23, 2025

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated July 23, 2013).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Listing” on page P-2 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement FIN-1 dated July 25, 2013, as modified by this pricing supplement.

RBC Capital Markets, LLC

Redeemable Step Up Notes, Due October 23, 2025

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement FIN-1 dated July 25, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement FIN-1. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement FIN-1 in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement FIN-1 dated July 25, 2013 and “Additional Risk Factors” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement FIN-1 dated July 25, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004075/c724131424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement FIN-1, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Redeemable Step Up Notes, Due October 23, 2025

ADDITIONAL RISK FACTORS

The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the product prospectus supplement FIN-1 dated July 25, 2013 and the prospectus supplement dated July 23, 2013. You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Early Redemption Risk. We have the option to redeem the Notes on the Call Dates set forth above. It is more likely that we will redeem the Notes prior to their stated maturity date to the extent that the interest payable on the Notes is greater than the interest that would be payable on our other instruments of a comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower rate environment.

Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes. Investors are dependent on Royal Bank’s ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to the credit risk of Royal Bank and to changes in the market’s view of Royal Bank’s creditworthiness. Any decrease in Royal Bank’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank’s credit risk is likely to adversely affect the market value of the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about October 23, 2013, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement dated July 23, 2013. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

After the initial offering of the Notes, the price to the public may change. To the extent that the total aggregate principal amount of the Notes being offered by this pricing supplement is not purchased by investors in the offering, one or more of our affiliates may purchase the unsold portion. However, our affiliates will not purchase more than 15% of the principal amount of the Notes. Sales of these Notes by our affiliates could reduce the market price and the liquidity of the Notes that you purchase.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

RBC Capital Markets®
RATE LINKED NOTE I RBC STRUCTURED NOTES
Redeemable Step Up Notes Due October 23, 2025

INVESTMENT THESIS

•	Receive a fixed coupon which steps up after the fifth and tenth years of the term of the Notes.

•	Subject to our credit risk, payment of principal at maturity, or upon earlier redemption.

PRELIMINARY KEY TERMS

•	Interest Rate:	Years 1-5:	3.00% per annum
Years 6-10:	4.00% per annum
Years 11-12:	5.00% per annum

•	Maturity Date: October 23, 2025.

•	Interest Payment Dates: Semi-annually, on April 23rd and October 23rd of each year, commencing on April 23, 2014.

•	We may call the Notes on October 23, 2018, October 23, 2023 and October 23, 2024.

•	Survivor’s Option: Applicable.

ISSUER CREDIT RATING

•	Moody’s: Aa3; S&P: AA-

•	These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organizations and are not a recommendation to buy, sell or hold the Notes.

KEY RISK FACTORS

•	The Notes are subject to Royal Bank of Canada’s credit risk, and you may lose all or a portion of your principal amount if Royal Bank of Canada is unable to pay its obligations.

•	The Notes are subject to early redemption.

TAX

•
Because we may call the notes on a date the interest rate steps up, for U.S. federal income tax purposes, we intend to treat the notes as debt instruments not bearing original interest discount. Please see the product prospectus supplement for more detail.

CUSIP: 78010UCX3	I	PRICING DATE: October ●, 2013	|	ISSUE DATE: October 23, 2013

IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.